As filed with the Securities and Exchange Commission on September 25, 1998

                                                        Registration No. 333-



                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                            ------------------
                                 FORM S-3
                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933
                            ------------------
                         COMPLETE WELLNESS CENTERS, INC.

  (Exact name of registrant as specified in its charter)

                Delaware                            52-1910135
        (State of Incorporation)                 (I.R.S. Employer
                                                Identification No.)

                          666 Eleventh Street, N.W.
                            Washington, D.C. 20001
                                (202) 639-9700
        (Address and telephone number of principal executive offices)

                             C. Thomas McMillen
              Chairman of the Board and Chief Executive Officer
                       Complete Wellness Centers, Inc.
                          666 Eleventh Street, N.W.
                            Washington, D.C. 20001
                                (202) 639-9700
          (Name, address and telephone number of agent for service)
                              ------------------

                                  Copies to:
                            David E. Fleming, Esq.
                         Epstein Becker & Green, P.C.
                               250 Park Avenue
                           New York, New York 10177

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
|_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

=======================================================================================================
Title of Each Class                        Proposed Maximum
of Securities to be       Amount to be        Offering            Proposed Maximum          Amount of
    Registered             Registered        Price Per                Aggregate           Registration
                                              Share (1)           Offering Price (1)           Fee
Common Stock, $0.0001665
   par value                100,000            3.00(1)                $300,000                 $90.90
=======================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) based on a per share price of $3.00, the average of the high and low sale prices per share of the Company's Common Stock on September 24, 1998.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Cross-Reference Sheet Showing Location in Prospectus of Information Required by Items of Form S-3


     Form S-3 Registration Statement                   Location in Prospectus
              Item and Heading
     -------------------------------                   ----------------------

1.   Forepart of the Registration Statement
     and Outside Front Cover Page Prospectus           Outside Front Cover Page

2.   Inside Front and Outside Back Cover
     Pages of Prospectus                               Inside Front Cover Page

3.   Summary Information, Risk Factors and             Not Applicable; Risk
     Ratio of Earnings to Fixed Charges                Factors; Not Applicable

4.   Use of Proceeds                                   Outside Front Cover; Use
                                                       of Proceeds

5.   Determination of Offering Price                   Outside Front Cover Page

6.   Dilution                                          Not Applicable

7.   Selling Security Holders                          Selling Stockholders

8.   Plan of Distribution                              Outside Front Cover Page;
                                                       Plan of Distribution

9.   Description of Securities to be Registered        Information Incorporated
                                                       by Reference

10.  Interests of Named Experts and Counsel            Legal Matters

11.  Material Changes                                  Not Applicable

12.  Incorporation of Certain Information              Information Incorporated
     by Reference                                      by Reference


13.  Disclosure of Commission Position on              Not Applicable
     Indemnification for Securities Act
     Liabilities


                         COMPLETE WELLNESS CENTERS, INC.
                           100,000 Shares Common Stock
                         $0.0001665 par value per share)

                         -------------------------------

This Prospectus relates to the public offering, which is not being underwritten, of up to 100,000 shares (the "Resale Shares") of Common Stock, $0.0001665 par value per share, of Complete Wellness Centers, Inc. (referred to herein, together with its majority-owned and wholly-owned subsidiaries, as "CWC," the "Company" or the "Registrant"). The Resale Shares may be offered by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Resale Shares were received by certain Selling Stockholders pursuant to an Investment Agreement dated December 19, 1997, as supplemented on January 12, 1998 and July 6, 1998 with Imprimis Investors LLC and Wexford Spectrum Investors LLC (collectively, "Wexford"). All of the Resale Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Resale Shares are being registered by the Company pursuant to registration rights agreements with the various Selling Stockholders. See the "Plan of Distribution" section herein.

The Resale Shares may be offered by the Selling Stockholders from time to time in transactions on the Nasdaq SmallCap Market,in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Resale Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Resale Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution" section herein.

The Company will not receive any of the proceeds from the sale of the Resale Shares by the Selling Stockholders. The Company has agreed to bear certain expenses in connection with the registration and sale of the Resale Shares being offered by the Selling Stockholders.

The Company intends that this registration statement will remain effective until no later than September 25, 1999. On September 2, 1998 the last reported sale price for the Common Stock, as reported on The Nasdaq SmallCap Market, was $3.00 per share. The Company's Common Stock is currently quoted on Nasdaq under the symbol "CMWL."

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
SEE "RISK FACTORS" BEGINNING ON PAGE 18.

- -------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
- -------------------------------

The date of this Prospectus is  September 25, 1998



     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.


                              AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the following regional offices of the
Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. In addition, the Commission maintains a Web site at http://www.sec.gov that contains the Company's reports, proxy and information statements and other information that have been filed since the Company began to file electronically with the Commission in February 1997 August 1996. The Common Stock of the Company is quoted on the Nasdaq SmallCap Market, and such material may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

   This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 (the "Registration Statement") of which this Prospectus is a part, including exhibits set forth therein or incorporated by reference thereto, which has been filed electronically with the Commission under the Securities Act of 1933, as amended (the "Act"). Statements made in this Prospectus as to the contents of any referenced contract, agreement or other document are not necessarily complete, and each such statement shall be deemed qualified in its entirety by reference thereto. Copies of the Registration Statement and the exhibits and schedules thereto may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge at the office of the Commission or at the Commission's Web site.


                      INFORMATION INCORPORATED BY REFERENCE

    The following documents filed by the Company with the Commission (File No. 000-22115) pursuant to the 1934 Act are incorporated by reference in this
Prospectus:

         1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997;

         2. The Company's Quarterly Reports on Form 10-QSB for the quarter ended March 31, 1998 and for the quarter ended June 30, 1998 as amended October 1, 1998;

         3. The Company's Current Report on Form 8-K filed on January 16, 1998;

         4. The Company's Current Report on Form 8-K filed on February 9, 1998;

         5. The Company's Current Report on Form 8-K/A filed on March 12, 1998

         6. The Company's Current Report on Form 8-K filed on June 3, 1998;

         7. The Company's Current Report on Form 8-K filed on July 10, 1998;

         8. The Company's Current Report on Form 8-K filed on August 21, 1998;

        10. The Company's Current Report on Form 8-K filed on September 21,
            1998;

        11. The description of the Company's Common Stock contained in the Company's Registration Statement on Form SB-2 filed with the Commission on February 19, 1997;

        12. The Company's Proxy Statement and Notice of Annual Meeting filed on May 4, 1998;

        13. The Company's Proxy Statement and Notice of Special Meeting of Stockholders filed on July 22, 1998; and

        14. All other documents filed by the Company pursuant to Sections 13(a), 13(c), 13 (d), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus but prior to the termination of the offering of the Shares.


     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus or such Registration Statement.

     Upon written or oral request, the Company will provide without charge to each person to whom a copy of the Prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be submitted in writing or by telephone at (202) 639-9700 to C. Thomas McMillen, Chairman of the Board and Chief Executive Officer, Complete Wellness Centers, Inc., at the principal executive offices of the Company, 666 Eleventh Street, N.W., Suite 200 Washington, DC 20001.



                                   THE COMPANY

     The following section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.


     Complete Wellness Centers, Inc. was incorporated under the laws of the State of Delaware in November 1994. The Company completed an initial public offering of Common Stock and Redeemable Common Stock Warrants in February 1997. The Company controls, either through 100% or majority ownership, four separate independent operating subsidiaries and is the managing member of a limited liability corporation. The Company provides administrative support services to all its subsidiaries including: (1) management services; (2) legal services; (3) accounting services; (4) purchasing services; and (5) support services. All of the subsidiaries are focused in the health care industry and each delivers a unique product or service sold to consumers directly or through their sister companies. The Company's presence on the Internet is of increasing importance. For over the past year, the Company's Internet web site, completewellness.com, has been on line. Completewellness.com presents Complete Wellness University, a state-of-the-art web page offering consumers valuable health care information and links to many information sources.

Complete Wellness Medical Centers, Inc. ("CWMC") was incorporated under the laws of the State of Delaware in August 1997. The Company is a 100% owner of CWMC. CWMC develops multi-disciplinary medical centers ("Integrated Medical Centers") and furnishes certain support services to such facilities. The Integrated Medical Centers combine, in one practice, at the same location, traditional health care providers, such as physicians and physical therapists and alternative health care providers, such as chiropractors, acupuncturists and massage therapists. The Company believes that its name-brand product offers the consumer a highly desirable one-stop medical facility. At June 30, 1998 CWMC was managing 84 Integrated Medical Centers in 19 States and had 18 additional agreements with chiropractors to develop and manage 21 Integrated Medical Centers in existing states and expansion into 2 additional states.

CWMC develops Integrated Medical Centers generally through affiliations with chiropractors (the "Affiliated Chiropractors") and their existing chiropractic practices. Management endeavors to enter into an agreement with a chiropractor who has an existing chiropractic practice in a convenient location and who is an individual who has demonstrated the entrepreneurial skills to build a practice. The existing practice is used as a base for the development of an Integrated Medical Center. Typically, CWMC establishes a new Integrated Medical Center by forming a medical corporation, which is a general business corporation wholly-owned by the company or a professional corporation that is owned by a nominee physician, depending upon the applicable state law. The Affiliated Chiropractor establishes a management company which contracts with CWMC to provide day-to-day management of the Integrated Medical Center.

CWMC's development strategy is to develop additional Integrated Medical Centers in local or regional groups or clusters. CWMC plans to continue to develop Integrated Medical Centers through affiliations with chiropractors and their existing practices and health clubs and intends to begin development of Integrated Medical Centers in connection with corporations, government offices, or other organizations, in which cases the Integrated Medical Centers would be developed in places such as office buildings.

CWC believes that its affiliation structure as opposed to an acquisition structure and its unit minimum capital investment and therefore minimum risk is responsible for its early acceptance by both the investment community and healthcare practitioners. Unlike traditional medical management companies, the CWC structure of integrative medicine wherein the combination of traditional and complimentary medicine in one location incorporates:

1. Minimal debt.
2. No goodwill.

3. Maximum incentive for participating doctors.
4. Expanded set of services to the prior chiropractor patient base.

CWC believes that this corporate structure accounts for the Company's revenue growth and potential profitability, which is expected in early 1999.

While it is still too early to determine quantitatively the effectiveness of the CWC business model, certain patterns can be seen. The average CWMC, in the first 12 months of operation after the traditional chiropractic clinic became an Integrated Medical Center, realized a growth in revenues of approximately 40%. The number of patients in the same time period has increased an average of approximately 10%.

The Company's operating strategy is to develop brand name recognition by (i) providing consumers the opportunity to obtain, and the convenience of obtaining, under the supervision of a medical doctor, complementary traditional and alternative medical treatments in one location, (ii) facilitating the efficient provision of high quality patient care through the use of credentialing standards and standardized protocols, (iii) establishing Integrated Medical Centers in local and regional clusters for purposes of obtaining managed care contracts, (iv) assisting in marketing the Integrated Medical Centers regionally and nationally, on a coordinated basis, and furnishing management, marketing, financing and other advice and support, and (v) achieving operating efficiencies and economies of scale through the implementation of its integrated management information system, the rotation of health care providers among geographically close Integrated Medical Centers, increased purchasing power with suppliers, and standardized protocols, administrative systems, and procedures.

The Company has begun preliminary discussions to acquire certain businesses which are complimentary to its Integrated Medical Centers and which in some cases may provide a further service to the Integrated Medical Center's patients. While the Company intends to pursue the consummation of an agreement to acquire such businesses; there can be no assurance that any or all of these contemplated transactions will be consummated. See "Risk Factors--Risks Related to Expansion Strategy".

The Company itself is not authorized or qualified to engage in any activity which may be construed or be deemed to constitute the practice of medicine but is an independent supplier of non-medical services only. The physicians and chiropractors are responsible for all aspects of the practice of medicine and chiropractic and the delivery of medical and chiropractic services (subject to certain business guidelines determined in conjunction with the Company), including but not limited to diagnosis, treatment, referrals and therapy. In connection with any managed care contracts it may arrange on behalf of the Integrated Medical Centers, the Company will need to manage the Integrated Medical Centers' utilization of medical services to patients. If under such contracts, the Integrated Medical Centers accept responsibility for the treatment of their patients by specialists or at hospitals, the Company will also need to manage the practitioners' referral patterns with respect to specialty physician and hospital services. However, the Company would only provide management for payment purposes and would not, through such process, interfere with the professional judgment of a medical practitioner or prohibit a practitioner from providing any medical services.

The objective of the Company's operating strategy is to facilitate the provision of a high level of traditional and alternative medical care to patients in a convenient, cost-effective manner. Key elements of the Company's operating strategy are:

One Location. The Company seeks to provide consumers the opportunity to obtain, and the convenience of obtaining, under the supervision of a medical doctor, complementary traditional and alternative medical treatments in one location. The Company believes that alternative medicine is growing in popularity, and that supervision of treatment by a medical doctor may alleviate some patient and third party payor concerns.

Facilitate the Efficient Provision of High Quality Care. All health care services at an Integrated Medical Center are provided by health care practitioners under the supervision of a licensed medical doctor. The Company seeks qualified and reputable medical doctors. The Company further seeks to facilitate the efficient provision of high quality care through the use of credentialing and standardized protocols. Additionally, in many states, only medical doctors are permitted to order certain laboratory and radiological tests. The Company believes that supervision by a medical doctor and a medical doctor's access to more sophisticated diagnostic testing services will enhance the quality of patient care.

Establish Networks of Integrated Medical Centers to Obtain Managed Care Contracts. A key component of the Company's operating strategy is to attract both health care practitioners and managed care payors. The Company seeks to attract health care practitioners by, among other things, providing them greater access to managed care contracts than they could attain independently and relieving them of certain administrative responsibilities. The Company intends for its local and regional clusters of Integrated Medical Centers to attract managed care contractors by providing single, integrated points of market entry, thereby enabling managed care payors to more efficiently contract for the provision of health care services for patient populations. The Company within its OHS subsidiary credentials its licensed health care practitioners through a credentialing function accredited by the National Committee for Quality Assurance. OHS has drafted new and improved standardized credentialing protocols and will develop and implement a utilization management program, for the purpose of attracting and managing its managed care contracts. The Company has signed nine (9) such contracts and will be implementing them in 1998. The Company has entered into an agreement with OHS whereby the companies will continue to provide services to each other, consistent with past practices on a "most favored vendor/customer" status subsequent to the completion of the Company's divestiture plan.

Provide Advice and Assistance. The Company intends to develop and implement advertising and marketing programs for the Integrated Medical Centers primarily at the regional and national levels, utilizing television, radio, and print advertising as well as internal marketing promotions. The name of each Integrated Medical Center includes the words "Complete Wellness Medical Center(SM)." Each Integrated Medical Center displays signage bearing such words, or the words "Complete Wellness Center(SM)." The Company's goal is to achieve "brand name" awareness of the Integrated Medical Centers. There is no assurance, however, that the Company will be able to realize this goal. An individual Integrated Medical Center may also advertise its services locally, and the Company provides advice in that regard upon request. The Company also agrees to furnish the Integrated Medical Centers management services, financing services as requested and other advice and support. By doing so, the Company seeks to relieve providers, to a limited extent, from certain burdens of administering and managing a medical practice.

Achieve Operating Efficiencies and Economies of Scale. The Company has organized its Integrated Medical Centers into regional groups or clusters to utilize employees and serve patients more effectively, to leverage management and other resources, to increase purchasing power with suppliers, and to facilitate the development of networks of affiliated physicians, chiropractors, and other health care practitioners.

The Company plans to continue to develop Integrated Medical Centers primarily by affiliating with chiropractors and their existing chiropractic practices. Management endeavors to enter into agreements with chiropractors who are located in convenient locations, and who have demonstrated the entrepreneurial skills to build a practice. The Company believes that such chiropractors will consider affiliation with Integrated Medical Centers to be attractive because they may have greater access to managed care contracts in the future through the Company and its network of Integrated Medical Centers, will be relieved of certain administrative burdens, and may have the opportunity to increase their practice income. An Integrated Medical Center is usually established at the same location as the existing chiropractic practice, although it could be established at a new or separate location. In August, 1998 the Company awarded three Complete Wellness Medical Centers its Award of Excellence. This program was instituted to recognize exceptional performance.

Complete Wellness Smoking Cessation, Inc. ("Smokenders") was incorporated under the laws of the State of Delaware in July 1997. The Company holds an 88.23% interest in Smokenders, with 11.77% ownership held by the management of Smokenders. Smokenders was formerly owned by Oxford Health Plans and was purchased from that company on July 31, 1997. Smokenders markets a patented "Learn to Quit" kit to end users through a national network of trained facilitators. Smokenders customers include government agencies, corporations, CWMC, OHS and individuals. Smokenders is an adult education program which has as its goal, the cessation of smoking for its clients as well as the opportunity for its clients to be comfortable as a non-smoker. The company Smokenders was created in 1969. Since it was founded, more than a million people have successfully quit smoking using the Smokenders' patented techniques. The company is trademarked in more than 20 countries around the world. The Smokenders system is currently marketed to hospitals, health clinics, weight-loss centers, private corporations, the military services, and other federal and state governmental organizations. The marketing effort has been recently redesigned away from the traditional multi-seminar format to a self-taught audio tape format as well as access through the Smokenders web site. The Company believes that the forecasted state and federal government tobacco settlements affords Smokenders a real opportunity to place its programs into almost every facet of the private as well as the public sector through contracts with such state and federal governments.

Complete Wellness Weight Management, Inc. ("CWWM") was incorporated under the laws of the State of Delaware in December 1997. The Company owns 100% of CWWM. CWWM is made up of 56 weight loss centers formerly owned by Nutri/System, L.P. CWWM agreed to purchase the assets of these 56 centers, subject to certain objectives to be accomplished by January 31, 1998 which date constituted the final closing of the purchased assets, that operate in 8 states. CWWM markets, in a retail setting, food, medically supervised weight loss programs and nutritional supplements. Included in the asset purchase is the perpetual license to use the Nutri/System name and logo. The Nutri/System program has both a traditional (non-medical) and medical weight loss program.

The Nutri/System Program is designed to assist in the treatment of obesity and weight loss and management. Nutri/System clients receive a comprehensive approach to weight loss involving nutritionally balanced menu plans, wellness and exercise information and one-to-one counseling sessions with a trained medical and non-medical staff. The Nutri/System menu plan is designed to provide a nutritionally balanced, low-fat approach to calorie reduction. Health and wellness information is offered through the program participant manual that has been designed to provide clients with information about lifestyle changes that can benefit their overall health. The Participant Manual also contains information on exercise and activity, to encourage clients to include this component as part of their Nutri/System Program.

The traditional Nutri/System Program offers a maintenance program that monitors the clients' continued progress after they have reached their goal weight. Providing support with health and wellness information in this component of the program completes the inclusive Nutri/System. The Nutri/System medical program was designed to assist in the treatment of obesity using a comprehensive approach to weight loss involving prescription medications, nutritionally balanced menu plans, and wellness and exercise information. In addition, the medical program offers professional supervision consisting of scheduled visits with both a nurse and a medical doctor. Weight loss authorities currently believe that prescription medications for the treatment of obesity should be used in combination with caloric restriction, behavior modification and exercise. Therefore the medical program was developed using the traditional Nutri/System program as its foundation. In this approach, the staff physician will prescribe drug combinations to eligible clients following an initial screening process and a medical assessment. Since the staff physician only monitors the client's health as it is affected by the medical program, the client's personal physician or health care provider will continue to manage the client's other medical needs.

As with the traditional Nutri/System Program, clients participating in the medical program can utilize the individualized Nutri/System menu plan designed to provide a nutritionally balanced, low fat approach to calorie reduction. The medical program also provides a maintenance program that incorporates the traditional Nutri/System maintenance program with the medical component, thus rounding out the comprehensive medical program.

CWWM recently embarked on a national ad campaign to run spot ads on network television in its market areas. The results of that ad campaign are now being assessed; however, ad campaigns have historically generated clients and revenues therefrom. CWWM plans continued use of television advertising to market its products and services to reach the broadest potential client base.

Optimum Health Services, Inc. ("OHS"), formerly known as Complete Wellness Independent Physicians Association ("CWIPA") was incorporated under the laws of the State of Delaware in May 1997. The Company holds an 86.67% interest in OHS, with 13.33% ownership held by OHS management . OHS is a health care Management Services Organization (MSO) currently providing services to Health Maintenance Organizations. The OHS management team joined Complete Wellness with their goal of providing a comprehensive wellness model of care in a PPO/HMO platform.

In addition to developing provider networks, OHS delivers support services which include accepting delegated claims, credentialing health care professionals, utilization management, quality assurance, marketing, and provider relations functions.

On May 13, 1998, the Company's Board of Directors adopted a plan to divest of the Company's 86.67% owned subsidiary, OHS. Under the divestiture plan, the Company will issue a dividend to the Company's shareholders of record on May 13, 1998 in the form of common stock of OHS. Each of the Company's shareholders on the record date will receive shares of OHS common stock based on their pro rata ownership of the Company's stock. The impact on the Company's financial position and results of operations as a result of this disposition will not be significant. OHS filed a registration statement with the Commisssion on July 16, 1998 related to the offering of 2,000,000 shares of its common stock to its shareholders and anticipates raising a maximum of $2,000,000 of additional capital. As of August 27, 1998, the Commisssion has not declared OHS's registration statement effective. The divestiture is expected to be completed in October 1998 concurrent with the effective date of OHS's registration statement. The Company and OHS have entered into a ten (10) year intercompany operating agreement wherein each company provides services to the other. Additionally, CWC is to receive 100,000 warrants to acquire OHS stock and a $200,000 note receivable, payable December, 1999 or on the date on which OHS closes a financing arrangement exclusive of the contemplated Registration Statement.

As of August 15, 1998, the Company had 145 employees and the 84 operating Medcorps had approximately 372 employees. The Company's 145 employees consisted of 42 in finance and administration and 103 in sales and marketing, mostly in its weight management subsidiary.

                                  RISK FACTORS

An investment in the Securities offered hereby involves a high degree of risk and should be made only by investors who can afford the loss of their entire investment. Prospective investors should carefully review and consider the following risks as well as the other information set forth in this Prospectus. This discussion also identifies important cautionary factors that could cause the Company's actual results to differ materially from those described in forward-looking statements made by, or on behalf of, the Company.

Limited Operating History; History of Losses; No Assurance of Profitability. The Company commenced operations in January 1995 and began managing its first Integrated Medical Center in September 1995. The Company has a limited operating history upon which prospective investors can judge the Company's performance. The Company has experienced net losses, negative cash flow, a deficit in working capital, and an accumulated deficit each month since its inception. At December 31, 1997 the Company had an accumulated deficit of $5,364,415 and a working capital deficit of $291,723. There can be no assurance that the Company will ever be profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Risks Related to Expansion Strategy. The Company has expanded from managing one Integrated Medical Center at December 31, 1995 to 84 Integrated Medical Centers at June 30, 1998. In addition, the Company intends to develop approximately 20 additional Integrated Medical Centers by December 31, 1998. The Company's growth will depend upon a number of factors, including: (i) the Company's ability to develop Integrated Medical Centers with respect to which it had agreements with chiropractors as of June 30, 1998; (ii) the Company's ability to identify and affiliate with a sufficient number of suitable, well-located chiropractors and their existing chiropractic practices; (iii) whether new Integrated Medical Centers will be opened in accordance with the Company's plans, including the anticipated average costs to the Company; (iv) the Company's ability to adequately train Affiliated Chiropractors and their office staff on the operation and administration of Integrated Medical Centers and the Company's management information system; (v) the Company's continued ability to attract and retain medical doctors and other traditional health care providers for employment at the Integrated Medical Centers; (vi) the ability of the Company to support and manage Integrated Medical Centers effectively; (vii) whether anticipated performance levels at Integrated Medical Centers will be achieved; and (viii) regulatory constraints. There can be no assurance that the Company's expansion strategy will be successful or that modifications to the Company's expansion strategy will not be required. Any significant delay in the opening of new Integrated Medical

Centers or the failure of Integrated Medical Centers to achieve anticipated performance levels could adversely affect the Company. In pursuing its expansion strategy, the Company intends to expand its presence into new geographic markets. In entering a new geographic market, the Company will be required to comply with laws and regulations of jurisdictions that differ from those applicable to the Company's current operations, deal with different payors as well as face competitors with greater knowledge of such markets than the Company. There can be no assurance that the Company will be able to effectively establish a presence in any new market. The Company's strategy also involves growth through acquisitions of complementary businesses in order to enhance the services offered by its Integrated Medical Centers. The Company will be subject to various risks associated with an acquisition growth strategy, including the risk that the Company will be unable to identify and recruit suitable acquisition candidates in the future or to absorb and manage the acquisitions.

The Company has insufficient funds to implement its expansion strategies. The Company is in the process of filing a Registration Statement with the Commission for a preferred stock offering, the proceeds of which, together with cash from operations, will be sufficient to satisfy its cash requirements for at least the 12 months after the date of this prospectus (exclusive of applying any such funds to the acquisition of other businesses). There is no assurance that additional financing will include the development of a larger number of Integrated Medical Centers than now anticipated, a higher average cost to develop additional Integrated Medical Centers than that which has been the case to date, the acquisition of other businesses all or part of the payment for which is in cash, payment of minimum royalties to Oxford Health Plan related to the Company's acquisition of Smokenders, funding requirements for AIIA, and settlement, if any, of the federal investigation. See "Government Regulation; Federal Investigation." If the Company requires additional financing, it may raise capital through the issuance of equity securities and/or the incurrence of debt. If additional capital is raised through the issuance of equity securities, dilution to the Company's stockholders may result. If additional capital is raised through the incurrence of debt, the Company likely would become subject to restrictions on its operations and finances. There can be no assurance that the Company will be able to raise additional capital when needed on satisfactory terms or at all. If the Company is unable to secure additional sources of financing on terms and conditions acceptable to the Company or at all, the Company's expansion strategy could be materially adversely affected.

Possibility of Regulatory Challenge to the Affiliation Relationships. Physician practice management companies ("PPMs") typically bill, collect, disburse funds to pay expenses (including their own fees) or otherwise manage traditional physician or dental practices. The Company likewise undertakes to perform these services, albeit for Integrated Medical Centers. However, whereas PPMs may subcontract certain of their functions to third parties unaffiliated with the practices they manage, the Company subcontracts the day-to-day management of the Integrated Medical Centers to management companies controlled by the Affiliated Chiropractors. The Affiliated Chiropractors both refer patients to the Integrated Medical Centers from their existing chiropractic practices and are employed by the Medcorps at the Integrated Medical Centers. The Company is unaware of scrutiny by state or federal health care enforcement officials of the structure of typical PPM-provider-subcontractor relationships to date, and believes its Affiliated Chiropractor relationships do not violate applicable federal or state health care regulatory requirements. There can be no assurance, however, that health care enforcement officials will not take a contrary view. Investigations or prosecutions by such enforcement officials could have a material adverse effect on the Company, even if the Company's Affiliated Chiropractor relationships were subsequently determined lawful.

Reliance on Affiliated Chiropractors. The Company's revenue and cash flow are dependent on the generation and collection of revenue by the Integrated Medical Centers (or "Medcorps") and the efficient management of both the Medcorps and the Affiliated Chiropractors' Management Company (or "Admincorps") by the Affiliated Chiropractors. The Admincorps both (i) employ the administrative staff who perform the day-to-day administrative functions of the Integrated Medical Centers, including functions related to the collection of revenue and
(ii) are responsible for many expenses required for the operation of the Integrated Medical Centers, including, for example, office and many medical supplies. The ability of the Admincorp to meet its financial obligations, including its financial obligations to the Company, likewise depends on the collection of revenue by the Medcorp and efficient management of both the Medcorp and the Admincorp. During start-up, the Admincorp must rely upon the capital invested in it by, or other financial assistance from, the Affiliated Chiropractor or his existing chiropractic practice in order to timely meet its financial obligations. In some cases, due to delays in the submission of bills and collection of revenue by the Medcorp, the start-up phase has been extended and, in such cases as well as in some cases where the start-up phase has not been extended, the Admincorp has had to rely upon financial assistance from the Affiliated Chiropractor or the Affiliated Chiropractor's existing chiropractic practice longer than anticipated. The Company has previously obtained financial information or performed credit checks on Affiliated Chiropractors or, where organized as separate legal entities, their existing chiropractic practices on a selective basis. The Company, at its discretion may do so prior to entering into other agreements with chiropractors to develop new Integrated Medical Centers. In addition, the revenues flowing to the Affiliated Chiropractor's existing chiropractic practice, or to the Affiliated Chiropractor through his existing practice, diminish over time, in some cases, substantially and rapidly. Thus, the Affiliated Chiropractor's ability to provide additional financial assistance to the Admincorp, and/or to cover his obligations with respect to the office space and equipment leased or subleased by him or his existing chiropractic practice to the Company for use by the Integrated Medical Center, may diminish. Accordingly, there can be no assurance that any such affiliation with a chiropractor will result in a successful relationship.

The Company's agreements with Affiliated Chiropractors and entities controlled by them relating to the operation and management of the Integrated Medical Centers are generally for initial terms of five years, and can be as long as ten years. They may be renewed in five year increments, up to four times, by mutual consent. An Affiliated Chiropractor may terminate such an agreement if the Company materially breaches it and, if the breach is correctable, the Company fails to cure the breach within ten days after written notification. The start-up phase is generally six months following integration, which is the date on which a medical doctor first sees a patient for the Integrated Medical Center ("Integration Date"). The loss of a substantial number of such agreements, or the loss of a substantial number of Affiliated Chiropractors, would have a material adverse effect on the Company.

Dependence On Third Party Reimbursement. Substantially all revenue of the Medcorps, on which the Company's income is dependent, derives from commercial health insurance, state workers' compensation programs, and other third party payors. Following the Company's specific approval, the Medcorps may also treat patients covered under federal and state funded health care programs. All of these providers and programs are regulated at the state or federal level. There are increasing and significant public and private sector pressures to contain health care costs and to restrict reimbursement rates for health care services. Several states have taken measures to reduce the reimbursement rates paid to health care providers in their states. The Company believes that additional states will implement reductions from time to time. Reductions in Medicare and Medicaid rates often lead to reductions in the reimbursement rates of other third party payors as well. Thus, changes in the level of support by federal and state governments of health care services, the methods by which health care services may be delivered, and the prices of such services may all have a material adverse impact on revenue of the Medcorps, which in turn could have a material adverse effect on the Company.

Third party payors are generally not familiar with reimbursing for traditional and alternative health care services, such as chiropractic, in the same medical practice. The third party payors may disagree with the description of or coding of a bill for medical services, or may contest a description or code under a lower fee schedule. Such disagreements on description of professional services or bill coding, particularly where the third party payor is a federal or state funded health care program, could result in lesser reimbursement, which could have a material adverse effect on the Medcorps and ultimately on the Company. Persistent disagreements or alleged "upcoding" could result in allegations of fraud or false billing, both of which constitute felonies. Such an allegation, if proven, could result in forfeitures of payment, civil monetary penalties, civil fines, suspensions, or exclusion from participating in federal or state funded health care programs, and have a material adverse effect on the Company. Investigation and prosecutions for fraudulent or false billing could have a material adverse effect on the Company, even if such allegations were disproven. No such allegations have been made to date although the Company is currently under investigation by the U.S. Attorney for the Eastern District of Virginia. One employee has received a target letter and the investigation appears to be focused on two clinics in Virginia.

The Company's income may be adversely affected by the uncollectibility of the Medcorps' medical fees from third party payors or by delay in the submission of claims, a problem experienced by certain Integrated Medical Centers, and the long collection cycles for such receivables. Many third party payors, particularly insurance carriers covering automobile no-fault and workers' compensation claims refuse, as a matter of business practice, to pay claims unless submitted to arbitration. Further, third-party payors may reject medical claims if, in their judgment, the procedures performed were not medically necessary or if the charges exceed such payor's allowable fee standards. In addition, some receivables may not be collected because of omissions or errors in timely completion of the required claim forms. The inability of the Medcorps to collect their receivables could materially adversely affect the Company.

See "Risk Factors -- Third Party Reimbursement."

Risks Associated with Managed Care Contracts. An increasing percentage of patients are coming under the control of managed care entities. The Company believes that its success will, in part, depend upon the Company's ability to negotiate, on behalf of the Medcorps, favorable managed care contracts with Health Maintenance Organizations ("HMOs") and other private third party payors. Such contracts often shift much of the financial risk of providing care from the payor to the provider by requiring the provider to furnish all or a portion of its services in exchange for a fixed, or "capitated," fee per member patient, per month, regardless of the level of such patients' utilization rates and, sometimes in the case of primary care physicians, to accept financial risk for health care services not normally furnished by such physicians (e.g., specialty physician or hospital services). Some managed care agreements also offer "shared risk" provisions under which providers and provider practice management concerns can earn additional compensation based on the utilization of services by members, but may be required to bear a portion of any loss in connection with such "shared-risk" provisions. Any such losses could have a material adverse effect on the Company. In order for capitated contracts, especially any with "shared-risk" provisions to be profitable for the Company, the Company must effectively monitor the utilization of its services delivered to members of the managed care organization who are patients of the Integrated Medical Centers and, to the extent the Integrated Medical Centers are responsible for overall patient care, monitor the utilization of specialist physicians or hospitals, negotiate favorable rates with such other providers, and obtain, on favorable terms, stoploss protection limiting its per enrollee exposure above specified thresholds. The Company does not currently have a utilization management program, but has commenced preliminary discussions with a software vendor regarding the potential use of its program for that purpose. Further, certain of the Company's operating strategies (e.g., having all treatments supervised by a physician) are intended to attract managed care contracts for the Integrated Medical Centers. Third party payors are not, however, generally familiar with traditional and alternative health services being provided within the same medical practice and may have concerns about contracting with such practices. For this and other reasons, there can be no assurance that the Company will be able to negotiate satisfactory managed care contracts for the Integrated Medical Centers. Nor can there be any assurance that any managed care contracts it enters into on behalf of the Integrated Medical Centers will not adversely affect the Integrated Medical Centers or the Company.

Health Care Reform. Although Congress failed to pass comprehensive health care reform legislation in 1996, the Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery and payment systems and may in the future propose and adopt legislation effecting fundamental changes in the health care delivery system. Also, Congress is expected to consider major reductions in the rate of increase of Medicare and Medicaid spending as part of efforts to balance the federal budget. The Company can not predict the ultimate timing, scope or effect of any legislation concerning health care reform, including legislation affecting the Medicare and Medicaid programs. Any proposed federal legislation, if adopted, could result in significant changes in the availability, delivery, pricing and payment for health care services and products. Various states also have undertaken or are considering significant health care reform initiatives. Although it is not possible to predict whether any health care reform legislation will be adopted or, if adopted, the exact manner and the extent to which the Company will be affected, it is likely that the Company will be affected in some fashion, and there can be no assurance that any health care reform legislation, if and when adopted, will not have a material adverse effect on the Company.

Dependence Upon Key Personnel. The Company is dependent upon the active participation of its executive officers, particularly the Company's founder, Chairman and Chief Executive Officer, C. Thomas McMillen, and Dr. Eric S. Kaplan, its President and Chief Operating Officer. The loss to the Company of the services of Mr. McMillen or Dr. Kaplan could have a material adverse effect upon the Company. The Company has an employment contract with each of these executive officers extending through August 31, 2001. The loss of either person, or the inability to attract other qualified employees, could have a material adverse effect on the Company.

Professional Liability. The Medcorps employ health care practitioners at the Integrated Medical Centers for the delivery of health care services to the public. They are thus exposed to the risk of professional liability claims. The Company does not itself provide such services or control the provision of health care services by the Integrated Medical Centers' practitioners or their compliance with regulatory and other requirements in that regard. The Company might nevertheless be held liable for medical negligence on their part.

The Company has obtained an insurance policy that, subject to certain conditions, provides both it and its subsidiaries medical malpractice insurance and managed care errors and omissions insurance retroactive to the Integration Dates of the Company's current Integrated Medical Centers and one former Integrated Medical Center. The policy provides coverage for $1,000,000 per claim per Integrated Medical Center, subject to an aggregate limit of $3,000,000 per Integrated Medical Center per year. The policy will also cover the Company with respect to Integrated Medical Centers as they are opened. There is no deductible under the policy.

The foregoing policy is a "claims made" policy. Thus, it provides coverage for covered claims made during the policy's term but not for losses occurring during the policy's term for which a claim is made subsequent to the expiration of the term. As to future Integrated Medical Centers, the Medcorp must submit an application and pay the premium with respect thereto within two weeks and 30 days of the desired effective date of coverage, respectively. The policy is also subject to bi-annual audits of patient visits.

There can be no assurance, however, that the Company, its employees, or the licensed health care practitioners employed at or associated with the Integrated Medical Centers will not be subject to claims in amounts that exceed the coverage limits under the policy or that such coverage will be available when needed. Further, there can be no assurance that professional liability insurance will continue to be available to the Company or the Medcorps in the future at adequate levels or at an acceptable cost to either. A successful claim against the Company in excess of the Company's insurance coverage could have a material adverse effect upon the Company's business. Claims against the Company, regardless of their merits or eventual outcome, also may have an adverse effect upon the Company.

Government Regulation; Pending Federal Investigation. Federal and state laws extensively regulate the relationships among providers of health care services, physicians and other clinicians. These laws include federal fraud and abuse provisions. Such provisions prohibit the solicitation, receipt, payment, or offering of any direct or indirect remuneration for the referral of patients for which reimbursement is made under any federal or state funded health care program or for the recommending, leasing, arranging, ordering or providing of services covered by such programs. States have similar laws that apply to patients covered by private and government programs. Federal fraud and abuse laws also impose restrictions on physicians' referrals for designated health services covered under Medicare or Medicaid to entities with which they have financial relationships. Many states, have adopted similar laws that cover patients in private programs as well as government programs. There can be no assurance that the federal and state governments will not consider additional prohibitions on physician ownership, directly or indirectly, of facilities to which they refer patients, which could adversely affect the Company. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil money penalties and exclusion from participation in federal or state health care programs. Such exclusion, if applied to the Company's Integrated Medical Centers, could result in significant loss of reimbursement and could have a material adverse effect on the Company.

In November 1997, various facilities of the Company's operations were searched by federal authorities pursuant to search warrants, and the government removed various computer equipment, records and documents. During the first half of 1998, various employees of the Company and certain subsidiaries were served with subpoenas requesting records and documents related to billing and claims coding, clinical relationships and corporate records. The Company believes it may be a target in this investigation. One employee has received a target letter stating that the employee was a subject of the investigation. The investigation appears to be focused on two clinics in Virginia. While it is too early to predict the outcome of any of the ongoing investigations of the Company or the initiation of any additional investigations, were CWC to be found in violation of federal or state laws relating to Medicare, Medicaid, CHAMPUS or similar programs, the Company could be subject to substantial monetary fines, civil and criminal penalties and exclusion from participation in the Medicare, Medicaid or CHAMPUS programs and similar other reimbursement programs (although these programs are a small portion of the Company's revenue). Any such sanctions could have a material adverse effect on the Company's financial position and results of operations.

Federal law also prohibits conduct that may be or result in price-fixing or other anti-competitive conduct. Moreover, the Company may in the future contract with licensed insurance companies and/or HMO's. Certain of such contracts may require the Medcorps on behalf of which the Company contracts to assume risk in connection with providing health care services under capitation arrangements. To the extent that the Company or the Medcorps may be deemed to be in the business of insurance as a result of entering into such arrangements, they may be subject to a variety of regulatory and licensing requirements applicable to insurance companies or HMOs. There can be no assurance that the Company or the Medcorps will not be adversely affected by such regulatory determinations.

Moreover, the laws of the federal government and of many states prohibit physicians from sharing professional fees, or "splitting fees," with anyone other than a member of the same profession or with a member of the same profession outside group practice. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. Expansion of the operations of the Company to certain jurisdictions may require structural and organizational modifications of the Company's form of relationship with Integrated Medical Centers, which could have an adverse effect on the Company. Although the Company believes its operations, as currently conducted are in material compliance with existing applicable laws, there can be no assurance that review of the Company's business by courts or regulatory authorities will not result in a determination that could adversely affect the operations of the Company or that the health care regulatory environment will not change so as to restrict the Company's existing operations or its expansion.

Federal law and the laws of many states regulate the sale of franchises. Franchise laws require, among other things, that a disclosure document be prepared and given to prospective franchisees. The Company believes that Medcorps formed as business corporations wholly owned by the Company are not subject to such laws. Medcorps formed as physician-owned professional corporations may be subject to them. If such laws are deemed to apply, the Company would be required to prepare and deliver a disclosure document to the physician that owns the professional corporation, who might be an employee of the Company. Federal law and the laws of certain states also regulate the sale of so-called business opportunities. Franchise laws and business opportunity laws and their interpretation vary from state to state and are enforced by the courts and regulatory authorities with broad discretion. Failure to comply with these laws could give rise to a private right of action for damages or rescission, civil fines and penalties, and, in some cases, criminal sanctions. Although the Company believes that its form of relationship with Medcorps and Admincorps is not the type intended to be covered by such laws, the Company has had counsel to advise it in this regard. There can be no assurance that review of the Company's business by regulatory authorities will not result in a determination that could adversely affect the operations of the Company or require structural and organizational modifications of the Company's form of relationship with Integrated Medical Centers that could have an adverse effect on the Company.

State Laws Prohibiting the Corporate Practice of Medicine. The Medcorps are formed as general business corporations wholly-owned by the Company in states in which the Company believes general business corporations are permitted to own medical practices. In other states, the Medcorps are formed as professional corporations owned by one or more medical doctors licensed to practice medicine under applicable state law. Corporations, such as the Company, are not permitted under certain state laws to practice medicine or exercise control over the medical judgments or decisions of practitioners. Corporate practice of medicine laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. The Company believes that it performs only non-medical administrative services, does not represent to the public or its clients that it offers medical services and does not exercise influence or control over the practice of medicine by the practitioners with whom it contracts. Expansion of the operations of the Company to certain jurisdictions may require structural and organizational modifications of the Company's form of relationship with practitioners in order to comply with corporate practice of medicine laws, which could have an adverse effect on the Company. Although the Company believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the Company's structure will not be challenged as constituting the unlicensed practice of medicine or that the enforceability of the agreements underlying this structure will not be limited. If such a challenge were made successfully in any state, the Company could be subject to civil and criminal penalties under such state's law and could be required to restructure its contractual arrangements in that state. Such results, or the inability to successfully restructure its contractual arrangements, could have a material adverse effect upon the Company.

Professional Liability. The Medcorps employ health care practitioners at the Integrated Medical Centers for the delivery of health care services to the public. They are thus exposed to the risk of professional liability claims. The Company does not itself provide such services or control the provision of health care services by the Integrated Medical Centers' practitioners or their compliance with regulatory and other requirements in that regard. The Company might nevertheless be held liable for medical negligence on their part.

The Company has obtained an insurance policy that, subject to certain conditions, provides both it and its subsidiaries medical malpractice insurance and managed care errors and omissions insurance retroactive to the Integration Dates of the Company's current Integrated Medical Centers and one former Integrated Medical Center. The policy provides coverage for $1,000,000 per claim per Integrated Medical Center, subject to an aggregate limit of $3,000,000 per Integrated Medical Center per year. The policy will also cover the Company with respect to Integrated Medical Centers as they are opened. There is no deductible under the policy.

The foregoing policy is a "claims made" policy. Thus, it provides coverage for covered claims made during the policy's term but not for losses occurring during the policy's term for which a claim is made subsequent to the expiration of the term. As to future Integrated Medical Centers, the Medcorp must submit an application and pay the premium with respect thereto within two weeks and 30 days of the desired effective date of coverage, respectively. The policy is also subject to bi-annual audits of patient visits.

There can be no assurance, however, that the Company, its employees, or the licensed health care practitioners employed at or associated with the Integrated Medical Centers will not be subject to claims in amounts that exceed the coverage limits under the policy or that such coverage will be available when needed. Further, there can be no assurance that professional liability insurance will continue to be available to the Company or the Medcorps in the future at adequate levels or at an acceptable cost to either. A successful claim against the Company in excess of the Company's insurance coverage could have a material adverse effect upon the Company's business. Claims against the Company, regardless of their merits or eventual outcome, also may have an adverse effect upon the Company.

Competition. The managed health care industry, including the provider practice management industry, is highly competitive. The Company competes with other companies for physicians and other practitioners of health care services as well as for patients. The Company competes not only with national and regional provider practice management companies, but also with local providers, many of which are trying to combine their own services with those of other providers into delivery networks. Certain of the companies are significantly larger, provide a wider variety of services, have greater financial and other resources, have greater experience furnishing provider practice management services, and have longer established relationships with buyers of these services, than the Company, and provide at least some of the services provided by the Company. In addition, companies with greater resources than the Company that are not presently engaged in the provision of integrated provider practice management services could decide to enter the business and engage in activities similar to those in which the Company engages. There can be no assurance that the Company will be able to compete effectively. See "Risk Factors -- Competition."

Loans to Integrated Medical Centers. The Company was required under the terms of several of its early management agreements to make loans to certain of the Medcorps in amounts up to $40,000 each. The Company ceased this practice in 1997 and has removed this provision out from its management agreements. However, the loans currently outstanding to the early Medcorps are being collected. The failure of a substantial number of the early Medcorps to repay such loans, to the extent taken, could have a material adverse effect on the Company's financial condition.

Control by Existing Stockholders. The Company's executive officers and directors control or own approximately 695,877 shares or 37.4% of the outstanding shares of Common Stock. As a result, such persons may be able to influence the election of all of the Company's directors and the outcome of certain issues submitted to the Company's stockholders. Furthermore, such concentration of ownership could limit the price that certain investors might be willing to pay in the future for shares of Common Stock, and could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company.

Limitation of Directors' Liability. The Company's Certificate of Incorporation and By-laws provide that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, subject to certain limitations imposed by the Delaware General Corporation Law. Thus, under certain circumstances, neither the Company nor its stockholders will be able to recover damages in the event that a director(s) takes actions which harm the Company.

Absence of Dividends. The Company has paid no cash dividends on its Common Stock since its inception and does not plan to pay cash dividends on the Common Stock in the foreseeable future. The Company anticipates that future earnings will be retained to finance future operations and expansion.

Possible Volatility of Common Stock Market Prices. From time to time after this Offering, there may be significant volatility in the market price of the Common Stock. Quarterly operating results of the Company, changes in general conditions in the economy or the health care industry, or other developments affecting the Company, could cause the market price of the Common Stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and have often been unrelated to the operating performance of these companies. Concern about the potential effects of health care reform measures has contributed to the volatility of stock prices of companies in health care and related industries and may similarly affect the price of the Common Stock following this Offering.

Anti-Takeover Provisions; Common and Preferred Stock Authorized. The Company's Board of Directors has the authority to issue up to 50,000,000 shares of Common Stock and up to 2,000,000 shares of Preferred Stock in one or more series and to determine the number of shares in each series, as well as the designations, preferences, rights and qualifications or restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of the Company's existing Common and Preferred Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company is currently seeking to raise capital which may include the sale of up to 2,000,000 shares of Preferred Stock. In addition, the Company is subject to the anti-takeover provisions of
Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

No Assurance of Nasdaq Small Cap Market Listing; Risk of Low-Priced
Securities; Risk of Application of Penny Stock Rules. The Board of Governors of the National Association of Securities Dealers, Inc. has established certain standards for the initial listing and continued listing of a security on Nasdaq SCM. The standards for initial listing require, among other things, that an issuer have total assets of $4,000,000 and capital and surplus of at least $2,000,000; that the minimum bid price for the listed securities be $3.00 per share; that the minimum market value of the public float (the shares held by non-insiders) be at least $2,000,000, and that there be at least two market makers for the issuer's securities. The maintenance standards require, among other things, that an issuer have total assets of at least $2,000,000 and capital and surplus of at least $1,000,000; that the minimum bid price for the listed securities be $1.00 per share; that the minimum market value of the "public float" be at least $1,000,000 and that there be at least two market makers for the issuer's securities. A deficiency in either the market value of the public float or the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for ten consecutive trading days. If an issuer falls below the bid price maintenance standard, it may remain on Nasdaq SCM if the market value of the public float is at least $1,000,000 and the issuer has $2,000,000 in equity. Nasdaq SCM has recently implemented new maintenance criteria which eliminates the exception to the $1.00 per share minimum bid price and require, among other things, $2,000,000 in net tangible assets, $1,000,000 market value of the public float and adherence to certain corporate governance provisions. There can be no assurance that the Company will continue to satisfy the requirements for maintaining a Nasdaq SCM listing. If the Company's securities were to be excluded from Nasdaq SCM, it would adversely affect the prices of such securities and the ability of holders to sell them, and the Company would be required to comply with the initial listing requirements to be relisted on Nasdaq SCM.

If the Company is unable to satisfy Nasdaq SCM's maintenance requirements and the price per share were to drop below $5.00, then unless the Company satisfied certain net asset tests, the Company's securities would become subject to certain penny stock rules promulgated by the Commission. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Common Stock becomes subject to the penny stock rules, investors in the Offering may find it more difficult to sell their shares.


Risks Associated with Forward-Looking Statements Included in this Prospectus. This Prospectus contains certain forward-looking statements regarding the plans and objectives of management for future operations, including plans and objectives relating to the development of Integrated Medical Centers. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based on a successful execution of the Company's expansion strategy and assumptions that the Integrated Medical Centers will be profitable, that the health care industry will not change materially or adversely, and that there will be no unanticipated material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, particularly in view of the Company's early stage operations, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.


USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Resale Shares by the Selling Stockholders.


SELLING STOCKHOLDERS

     The following table sets forth the number of shares of Common Stock owned by each of the Selling Stockholders. None of the Selling Stockholders has had any other material relationship with the Company within the past three years other than as a result of the ownership of the Resale Shares or other securities of the Company. Because the Selling Stockholders may offer all or some of the Resale Shares which they hold pursuant to the offering contemplated by this Prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Resale Shares, no estimate can be given as to the amount of Resale Shares that will be held by the Selling Stockholders after completion of this offering. The Resale Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:


                                                              Ownership
                                                            After Offering
                                                            --------------
                                              Number
                        Number of Shares    of Shares
 Name and Address of     Owned Prior to       Being      Number of
Selling Stockholders        Offering         Offered       Shares (1)    Percent (2)
- -------------------------------------------------------------------------------------

Imprimis Investors LLC          80,000(1)          80,000        0          0
411 West Putnam Avenue
Greenwich, CT 06830


Wexford Spectrum                20,000(1)          20,000        0          0
  Investors, LLC
411 West Putnam Avenue
Greenwich, CT 06830


- ---------------------------------------------------------------------------------------
Total:                         100,000            100,000        0          0

(1) Excludes shares of Common Stock that may be issued upon conversion of $5,000,000 of Senior Convertible Preferred Stock that may be converted into Common Stock at the rate equal to the lesser of $1.75 per share of Common Stock or 75% of the average closing "bid" price of the Company's publicly traded Common Stock for the five trading days immediately preceding the conversion date. If the $5,000,000 shares of Preferred Stock are converted at $1.75 per share of Common Stock, the number of shares of Common Stock owned would be 2,857,142 shares.

(2) Based upon 2,416,635 shares of Common Stock outstanding on September 2, 1998. This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.


                               RECENT DEVELOPMENTS

Robert Mrazek, a Director of the Company, resigned his position as CEO of the Smokenders subsidiary effective September 15, 1998. Also effective
September 10, 1998, Mr. Frederick Simon resigned from the Company's Board. Mr. Simon is a Sr. Vice President of Wexford Management, L.L.C.

On May 13, 1998, the Company's Board of Directors adopted a plan to divest the operations of the Company's 86.67% owned subsidiary, OHS. Under the divestiture plan, the Company will issue a dividend to the Company's shareholders of record on May 13, 1998 in the form of common stock in OHS. Each of the Company's shareholders on the record date will receive shares of OHS common stock based on their pro rata ownership of the Company's stock. OHS filed a registration statement with the Commission on July 16, 1998 related to the offering of 2,000,000 shares of its common stock to its shareholders and anticipates raising a maximum of $2,000,000 of additional capital. As of the date of this filing, the Commission has not declared OHS's registration statement effective. The divestiture is expected to be completed in October, 1998 concurrent with the effective date of OHS's registration statement. The Company and OHS have entered into a ten (10) year intercompany operating agreement wherein each company provides services to the other. Additionally, CWC is to receive 100,000 warrants to acquire OHS stock and a $200,000 receivable note payable December, 1999 or on the date on which OHS closes a financing arrangement exclusive of the contemplated Registration. It is possible that in the future, the Company may create other public vehicles to benefit existing shareholders.

                              PLAN OF DISTRIBUTION

     The Company will not receive proceeds from the sale of Resale Shares in this offering. The Resale Shares offered hereby may be sold by the Selling Stockholders from time to time in transactions in the Nasdaq market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Resale Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Resale Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     In order to comply with the securities laws of certain states, if applicable, the Resale Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Resale Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Resale Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Resale Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company has advised the Selling Stockholders that, during such time as they may be engaged in a distribution of the shares of Common Stock included herein, they must comply with the applicable provisions under Regulation M under the Securities Exchange Act of 1934, as amended ("Regulation M") and, in connection therewith, the Selling Stockholders may not engage in any stabilization activity in connection with any securities of the Company, that they must furnish copies of this Prospectus to each broker-dealer through which the shares of Common Stock included herein may be offered, and that they may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company except as permitted under Regulation M. The Selling Stockholders have also agreed to inform the Company and broker-dealers through whom sales may be made hereunder when the distribution of the shares is completed.

     Rules 102 and 103 under the Exchange Act prohibits participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 under the Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

     The Resale Shares were originally issued under the Investment Agreement pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Company agreed to register the Resale Shares under the Securities Act. The Company has agreed to pay all fees and expenses incident to the filing of this Registration Statement other than underwriting discounts, commissions and fees and disbursements of counsel for the Selling Stockholders.

LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Epstein Becker & Green, P.C., New York, New York.




EXPERTS

     The consolidated financial statements of Complete Wellness Centers, Inc. appearing in Complete Wellness Centers, Inc. Annual Report (Form 10-KSB) for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                   PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

     SEC Registration fee ....................................  $     91.00
     Legal expenses ..........................................    15,000.00
     Accounting fees and expenses ............................    10,000.00
             Total ...........................................  $ 25,091.00


Item 15. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article VII of the Registrant's Bylaws provides for mandatory indemnification of its directors and permissible indemnification of its officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant has entered into Indemnification Agreements with its officers and directors which are intended to provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is also made to Section XII B of the Investor Rights Agreement contained in Exhibit 4.3 incorporated by reference herein, which contains provisions indemnifying officers and directors of the Registrant against certain liabilities. Reference is also made to the Underwriting Agreements entered into in connection with the Company's initial public offering indemnifying officers and directors of the Company and other persons against certain liabilities, including those arising under the Act.


Item 16.  Exhibits and Financial Statement Schedules

  Number                         Description
 -------                        -------------

4.1 (1)           Form of Common Stock Certificate

4.11(2) Registration Rights Agreement dated as of December 19, 1997 by and among the Company and the parties thereto.

4.12 (2)          Investment Agreement dated December 19, 1997 between the
                  Company and the parties thereto.

4.13 (2)          First Supplement to the Investment Agreement dated January 12,
                  1998.

4.14 (3)(4)       Second Supplement to the Investment Agreement dated July 2,
                  1998.

4.15 (3) (4)      Certificate of Designation, Preferences and Rights of the
                  Senior Convertible Preferred Stock dated July 2, 1998;

5.1               Opinion of Epstein Becker & Green, P.C..

23.1              Consent of Ernst & Young, LLP, Independent Accountants.

23.2              Consent of Epstein Becker & Green, P.C.(included in
                  Exhibit 5.1).

24.1              Power of Attorney (see page II-4).

- ----------------------

(1) Incorporated by reference to identically numbered exhibits included in the Company's Registration Statement on Form SB-2 (File No. 333-18291) declared effective with the Securities and Exchange Commission on February 19, 1997.

(2) Incorporated by reference to the items filed on the Form 13D filed on January 23, 1998 (File No. 000-22115)

(3) Incorporated by reference to the Company's Current Report on Form 8-K filed on July 10, 1998 (File No. 000-22115).

(4) Incorporated by reference to the Company's Current Report on Form 8-K notice of Special Meeting to Shareholders and Proxy Statement filed on July 21, 1998 (File No. 000-22115).


Item 17.  Undertaking

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933,the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia on this 25th day of September, 1998.

                              COMPLETE WELLNESS CENTERS, INC.

                              By:    /s/ C. Thomas McMillen
                                     ----------------------------
                                     (C. Thomas McMillen)
                                     Chairman of the Board and
                                     Chief Executive Officer




                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Thomas McMillen and E. Eugene Sharer, and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys.

in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.


     Witness our hands on the date set forth below.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

       Signature                      Title                          Date
       ---------                      -----                          ----

/s/ C. Thomas McMillen        Chairman of the Board and         September 29, 1998
- ----------------------------   Chief Executive Officer
   (C. Thomas McMillen)        (Principal Executive Officer)


/s/  E. Eugene Sharer         Director and Vice Chairman        September 29, 1998
- ----------------------------   of the Board
    (E. Eugene Sharer)

/s/   Eric Kaplan             President and Director            September 29, 1998
- ----------------------------
     (Eric Kaplan)


/s/ Michael Brigante          Chief Financial Officer           September 29, 1998
- ----------------------------  (Principal Accounting and
   (Michael Brigante)           Financial Officer)


/s/ Joseph J. Raymond         Director                          September 29, 1998
- ----------------------------
    (Joseph J. Raymond)


/s/  Jay McMillen             Director                          September 29, 1998
- ----------------------------
    (Jay McMillen, M.D.)


/s/  Robert Mrazek            Director                          September 29, 1998
- ----------------------------
    (Robert Mrazek)

/s/  Sergio Vallejo           Director                          September 29, 1998
- ----------------------------
    (Sergio Vallejo)


                         COMPLETE WELLNESS CENTERS, INC.

                                Index to Exhibits


  Exhibit               Description
  -------               -----------

4.1 (1)           Form of Common Stock Certificate

4.11(2) Registration Rights Agreement dated as of December 19, 1997 by and among the Company and the parties thereto.

4.12 (2)          Investment Agreement dated December 19, 1997 between the
                  Company and the parties thereto.

4.13 (2)          First Supplement to the Investment Agreement dated January 12,
                  1998.

4.14 (3)(4)       Second Supplement to the Investment Agreement dated July 2,
                  1998.

4.15 (3)(4)       Certificate of Designation, Preferences and Rights of the
                  Senior Convertible Preferred Stock dated July 2, 1998;

5.1               Opinion of Epstein Becker & Green, P.C..

23.1              Consent of Ernst & Young, LLP, Independent Accountants.

23.2              Consent of Epstein Becker & Green, P.C.(included in Exhibit
                  5.1).

24.1              Power of Attorney (see page II-4).

- ---------------------

(1) Incorporated by reference to identically numbered exhibits included in the Company's Registration Statement on Form SB-2 (File No. 333-18291) declared effective with the Securities and Exchange Commission on February 19, 1997.

(2) Incorporated by reference to the items filed on the Form 13D filed on January 23, 1998 (File No. 000-22115)

(3) Incorporated by reference to the Company's Current Report on Form 8-K filed on July 10, 1998 (File No. 000-22115).

(4) Incorporated by reference to the Company's Current Report on Form 8-K notice of Special Meeting to Shareholders and Proxy Statement filed on July 21, 1998(File No. 000-22115).